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                                                                October 10, 1995


Rodman & Renshaw, Inc.
Pennsylvania Merchant Group Ltd
c/o RODMAN & RENSHAW, INC.
One Liberty Plaza, 31st Floor
165 Broadway
New York, New York 10006

As Representatives of the Several
Underwriters

Ladies and Gentlemen:

     In order to induce Rodman & Renshaw, Inc. and Pennsylvania Merchant Group Ltd. as representatives (the "Representatives") of the several underwriters, to enter into an underwriting agreement with respect to the public offering (the "Offering") of shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of ATC Environmental Inc., a Delaware corporation (the "Company"), the undersigned agrees for the benefit of the Company and the Representatives that, for a period of 180 days from the effective date of the Offering, the undersigned will not, without the prior written consent of the Representatives, offer, pledge, sell, transfer, assign, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, either pursuant to Rule 144 of the regulations under the Securities Act of 1933, as amended, or otherwise, any shares of the Common Stock of the Company, or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for shares of Common Stock, beneficially owned by the undersigned, except (a) the exercise of options granted under the Company's stock option plans (the "Plans") (but not the sale of the underlying Common Stock), (b) by virtue of the laws of intestacy or distribution or (c) with respect to Shares being sold in connection with the Offering or their being a beneficial owner of any such Shares.

     In order to enable you to enforce the aforesaid covenants, the undersigned hereby consents to the placing of legends upon, and stop-transfer orders with the transfer agent of the Company's securities with respect to, any shares of Common Stock registered in the undersigned's name or beneficially owned by the undersigned.

     The Company agrees to instruct the transfer agent to place such legends and stop-transfer orders and not to authorize the transfer agent to transfer any shares without the consent of the Representatives as set forth herein.

     The undersigned understands that the Company and the Representatives will rely upon this letter if they proceed with the Offering.

     The provisions of this agreement shall be binding upon the undersigned and the successors, assigns, heirs, and personal representatives of the undersigned.

                                        Very truly yours,


                                        /s/ George Rubin
                                        ------------------------------
Accepted and Agreed:                    Name:  George Rubin
ATC Environmental Inc.                  Title:


By: /s/ Morry F. Rubin
   --------------------------
   Name:  Morry F. Rubin
   Title: President